Exhibit 5.1

Leonard  E. Neilson

A  PROFESSIONAL  CORPORATION

LEONARD E. NEILSON	8160 South Highland Drive, Suite 104
Attorney at Law	Sandy, Utah 84093
Telephone: (801) 733-0800
Fax: (801) 733-0808
E-mail: LNeilsonLaw@aol.com

October 12, 2018

Fearless Films, Inc.
467 Edgeley Blvd., Unit 2
Concord, ONT L4K 4E9 Canada

Re:	Fearless Films, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as special counsel to Fearless Films, Inc., a Nevada corporation (the "Corporation"), in connection with its registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act").  The registration statement relates to the registration of 18,675,309 shares of the Corporation's common stock, par value $0.001 per share  (the "Common Stock"), to be offered for resale by the selling securityholders identified in the registration statement.

This letter is being furnished at your request and in accordance with Item 601(b)(5) of Regulation S-K, promulgated under the Securities Act, for filing as Exhibit 5.1 to the above referenced registration statement.

In connection with the registration statement and, for the purpose of rendering this opinion, I have examined the Corporation's Articles of incorporation and amendments thereto, Bylaws and pertinent minutes and resolutions of the Corporation's Board of Directors.  I have also examined such other documents, certificates, instruments and corporate records and such statutes, decisions and questions of law as I have deemed necessary or appropriate for the purpose of this opinion.

I have been furnished with originals or copies of such corporate or other records of the Corporation.  In addition, I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinion expressed herein.  In my examination of the Corporation's corporate records, I have presumed, without independent investigation, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies thereof, the genuineness of all signatures and the veracity, accuracy and completeness of all records made available to me by the Corporation.

As to the question of facts material to this opinion letter, I have relied upon the representations and warranties, certificates of and conversations and correspondences with representatives of the Corporation.

My opinion is expressly limited to those matters set forth herein and I make no opinion, expressed or implied, as to any other matters relating to the Corporation or its securities.

Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock being offered and sold pursuant to the registration statement are duly authorized, legally and validly issued, fully paid and non-assessable.

I express no opinion herein as to the laws of any state or jurisdiction, other than the Federal laws of the United States of American, the laws of the State of Nevada and the Nevada Revised Statutes and all applicable provisions, including the statutory provisions and reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion as an Exhibit to the registration statement and to the reference to my name in the Prospectus constituting a part thereof under the caption "Legal Matters."  In giving this consent, I do not admit that I am within the category of persons whose consent is required under the Securities Act, including Section 7 thereof, or rules and regulations promulgated thereunder.

This opinion is furnished to you in connection with the filing of the registration statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Yours truly,

/s/ Leonard E. Neilson

Leonard E. Neilson, Attorney at Law, P.C.